Exhibit 99.1

CAMDEN LEARNING CORPORATION’S COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON DECEMBER 21, 2007

December 20, 2007 - New York, NY - Camden Learning Corporation (OTCBB:CAELU) (the “Company”) announced today that Morgan Joseph & Co. Inc., the representative of the underwriters of its initial public offering of units, which was consummated on December 5, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units may commence on December 21, 2007 and that trading in the units would continue, as well, under the symbol “CAELU.” The common stock and the warrants will be quoted on the Over-The-Counter Bulletin Board under the symbols “CAEL” and “CAELW”, respectively.

Camden Learning Corporation is a blank check company recently incorporated for the purpose of merging with, engaging in a capital stock exchange with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses in the education industry focusing on early childcare, K-12 or post-secondary education or corporate training and related businesses.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on November 29, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
David L. Warnock, Chairman
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
(410) 878-6800